Exhibit 16.1

[GUEST & COMPANY]

December 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

We have reviewed Item 4 included in the Current Report on Form 8-K dated December 17, 2002 of Team Sports Entertainment, Inc. filed with the Securities and Exchange Commission. We agree with such statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/S/    GUEST & COMPANY, P.C.

Guest & Company, P.C.

cc:        Charles Bradshaw
Chief	Executive Officer
Team	Sports Entertainment, Inc.